EXHIBIT 99.1

FOR IMMEDIATE RELEASE

For further information

Media Contact: Jay Fredericksen

904-357-9106

Investor Contact: Parag Bhansali

904-357-9155

Rayonier to Split Stock 3 for 2, Increase Dividend 13.7 Percent

JACKSONVILLE, Fla., September 14, 2005 - Rayonier (NYSE:RYN) announced today that its Board of Directors has approved a three-for-two stock split and a 13.7 percent increase in the quarterly cash dividend to 47 cents per share on a post-split basis. The split will be effected in the form of a stock dividend by issuing one-half additional share for each share held. The additional shares will be distributed October 17, 2005, to shareholders of record on October 3, 2005. The 47 cents per share fourth quarter dividend will be paid on December 30, 2005, to shareholders of record on December 9, 2005. The previously announced third quarter pre-split dividend of 62 cents per share will be paid on September 30, 2005, to shareholders of record on September 9, 2005.

Lee Nutter, Chairman, President and CEO, said: "The stock split recognizes the appreciation in value of Rayonier's common shares since our last split in June 2003 and should further improve liquidity and trading volume. The increased dividend reflects our continued strong operating performance and positive outlook for the coming year, despite higher energy costs and slight short-term effects of Hurricane Katrina.

"Further value creation is expected as TerraPointe, our real estate subsidiary, implements strategic growth plans to maximize the asset value of our 200,000 acres of higher-and-better use properties in coastal Southeast Georgia and Northeast Florida. Also, our significant cash balances and low debt-to-capital ratio provide continuing strategic flexibility," Nutter said.

Rayonier has 2.2 million acres of timberland and real estate in the U.S. and New Zealand. The company is also the world's leading producer of high performance specialty cellulose fibers and has customers in more than 50 countries.

Certain statements herein relating to future financial performance and the expected impact of the stock split and dividend increase are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors, among others, could cause actual results to differ materially from those expressed in the forward-looking statements: changes in global market trends and world events; interest rate and currency movements; fluctuations in demand for, or supply of, cellulose specialties, absorbent materials, timber, wood products or real estate and entry of new competitors into these markets; adverse weather conditions affecting production, timber availability, sales and distribution; changes in production costs for wood products or performance fibers, particularly for raw materials such as wood, energy and chemicals; changes in law or policy that might limit or restrict the development of real estate, particularly in the Southeast U.S.; the ability of the company to identify and complete timberland and higher-value real estate acquisitions; the company's ability to satisfy requirements in order to qualify as a REIT; the availability of tax deductions and the ability of the company to complete tax-efficient exchanges of real estate; implementation or revision of governmental policies and regulations affecting the environment, endangered species, import and export controls or taxes; and the ability to complete the previously announced transactions relating to our New Zealand timberland assets. Further, the Company's future results could be impacted by those additional factors described in the Company's most recent Form 10-K on file with the Securities and Exchange Commission.

For further information, visit the company's website at www.rayonier.com. Complimentary copies of Rayonier press releases and other financial documents are also available by mail or fax by calling 1-800-RYN-7611.